February 17, 2022

Redfin Corporation
1099 Stewart Street, Suite 600
Seattle, WA 98101

Re:    Registration Statement on Form S-8

Ladies and Gentlemen:

The registration statement to which this opinion relates (the “Registration Statement”) is registering the offer and sale of the following amounts of shares of common stock, $0.001 par value per share, of Redfin Corporation, a Delaware corporation (“Redfin”), to be issued pursuant to the Redfin equity compensation plan indicated below (each such plan, a “Plan”).

•1,063,087 shares to be issued pursuant to the 2017 Employee Stock Purchase Plan (the “ESPP Shares”)

•5,315,438 shares to be issued pursuant to the 2017 Equity Incentive Plan (together with the ESPP Shares, the “Shares”)

In providing this opinion, I have (1) examined originals, or certified copies, of records of Redfin and certificates of public officials that I deemed necessary or appropriate as a basis for the opinion and (2) assumed the genuineness of all signatures, the legal capacity of all natural persons, the authenticity of all documents submitted to me as originals, and the conformity to original documents of all documents submitted to me as copies.

Based on the foregoing, I am of the opinion that the Shares, when (1) the Registration Statement has become effective under the Securities Act of 1933 (the “Act”), (2) issued, delivered, and paid for (in an amount not less than the par value per Share) in accordance with the terms of the applicable Plan, and (3) duly registered on the books of the transfer agent and registrar for the Shares, will be validly issued, fully paid, and non-assessable.

The foregoing opinion is limited to the General Corporation Law of the State of Delaware, and I am expressing no opinion as to the effect of the laws of any other jurisdiction.

This opinion is intended solely for use in connection with the Registration Statement. This opinion is rendered on, and speaks only as of, the date first written above and does not address any potential change in facts or law that may occur after such date. I assume no obligation to advise you of any change in the law or the facts that may hereafter come to my attention.

I consent to the filing of this opinion as an exhibit to the Registration Statement. In giving such consent, I do not thereby admit that I am in the category of persons whose consent is required under Section 7 of the Act.

Sincerely,

/s/ Charles Lee

Charles Lee
Associate General Counsel - Head of Corporate

1099 Stewart St., Suite 600	Seattle, WA 98101	T: 206-576-5910	charles.lee@redfin.com